UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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INTERVEST BANCSHARES CORPORATION
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INTERVEST BANCSHARES CORPORATION

ONE ROCKEFELLER PLAZA (Suite 400)

New York, New York 10020-2002

TEL: (212) 218-2800 / FAX: (212) 218-2808

Notice of Annual Meeting of Stockholders

To be held on Thursday, May 22, 2014

To the Stockholders of Intervest Bancshares Corporation;

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Intervest Bancshares Corporation, a Delaware corporation, will be held on Thursday, May 22, 2014, at 8:30 a.m., New York time, at our offices located at One Rockefeller Plaza (Suite 400) New York, New York, 10020 for the following purposes:

1.	To elect ten directors, each to serve a one-year term;

2.	To hold an advisory vote on our executive compensation;

3.	To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent auditor for 2014; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above matters are more fully described in the attached proxy statement.

Pursuant to our Bylaws, our Board of Directors has fixed the close of business on March 31, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of our common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Enclosed with this proxy statement is a full set of proxy materials, including a proxy card and our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2013. In accordance with the Securities and Exchange Commission rules, the enclosed proxy materials and Form 10-K are also available for viewing on the Internet at http://www.intervestbancsharescorporation.com.

By Order of the Board of Directors,

/s/ Lowell S. Dansker
Lowell S. Dansker
Chairman of the Board

April 1, 2014

New York, New York

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

INTERVEST BANCSHARES CORPORATION

NASDAQ SYMBOL: IBCA

INTERVEST BANCSHARES CORPORATION

One Rockefeller Plaza (Suite 400)

New York, New York 10020-2002 (212) 218-2800

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

References in this proxy statement to “we,” “us,” “our” and “Company” refer to Intervest Bancshares Corporation, unless otherwise specified. References to “INB” or “subsidiary” refer to Intervest National Bank, our wholly owned national bank subsidiary.

This proxy statement is being furnished to the stockholders of Intervest Bancshares Corporation as part of the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of the Company’s common stock for use at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 22, 2014, at 8:30 a.m., New York time, at our offices located at One Rockefeller Plaza (Suite 400) New York, New York, 10020, and at any adjournments or postponements thereof.

To obtain directions to be able to attend the Annual Meeting and vote in person, please contact our Corporate Secretary at 212-218-2800.

This proxy statement and the accompanying proxy card are being mailed to our stockholders commencing on or about April 10, 2014. Our Annual Report on Form 10-K for the year ended December 31, 2013, which includes our financial statements, is included with this mailing.

At the Annual Meeting, our stockholders will be asked to (1) elect ten directors to the Company’s Board, each to serve a one-year term; (2) hold an advisory vote on our executive compensation; (3) ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent auditor for 2014; and (4) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2014

Copies of this proxy statement and our 2013 Annual Report on Form 10-K filed with the Securities and Exchange

Commission are available on our website at http://www.intervestbancsharescorporation.com.

Attendance at the Annual Meeting is limited to stockholders of record or their proxies, beneficial owners of our common stock having evidence of such ownership, and guests of the Company. If you choose to attend, please bring proof of identification. Even if you plan to attend, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Our Board of Directors has fixed the close of business on March 31, 2014 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had 22,021,190 shares of common stock issued and outstanding.

A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present, but are not counted as votes cast at the meeting. Broker non-votes (described on the next page) are likewise counted as present for purposes of determining whether a quorum is present, but are not counted as votes cast at the Annual Meeting.

Only holders of record of shares of our common stock at the close of business on March 31, 2014 will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.

As summarized below, there are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services (“Computershare”), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Computershare. As the shareholder of record, you have the right to grant your voting proxy directly to us, to a third person or to vote in person at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting. Your broker or nominee has sent you instructions on how you can direct the broker or nominee to vote your shares.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes”. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The only item to be voted on at the Annual Meeting that is considered a routine matter is the ratification of the appointment of our auditor for 2014. Brokers will not be permitted to vote uninstructed shares on any other matter at the Annual Meeting. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote will occur if a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine.

To vote your shares without attending the Annual Meeting, please indicate your vote on and sign,

date and return the enclosed proxy card in the enclosed postage-paid envelope.

By returning the enclosed proxy card, your shares will be represented whether or not you are able to attend the Annual Meeting. If the enclosed proxy card is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Our Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting and in this Proxy Statement that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card, our Chairman, Lowell S. Dansker, and our Corporate Secretary, Stephen A. Helman, or either of them, will vote the shares represented by such proxy upon such matters as determined by a majority of our Board of Directors or its Executive Committee.

Stockholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Our Board of Directors recommends that you vote your shares as follows:

“FOR” the election of the ten nominees for director;

“FOR” the approval of our executive compensation as disclosed in this proxy statement; and

“FOR” the ratification of the appointment of our independent auditor for 2014.

Proposal 1 (the election of the ten nominees for director) will be determined by plurality vote. This means that if a quorum is present, the ten director nominees for election who receive the highest number of votes actually cast by holders of our common stock will be elected as our directors. As such, abstentions and broker non-votes will have no effect on the outcome of this proposal, other than reducing the number of votes a candidate receives.

Proposal 2 (the approval of the non-binding advisory vote on our executive compensation) and Proposal 3 (the ratification of the appointment of our auditor for 2014) will require the affirmative vote of a majority of all votes actually cast at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on these matters since they are not counted as votes cast at the meeting.

You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions in the enclosed proxy card.

Computershare, the Company’s transfer agent, has been appointed to act as the inspector of election and will tabulate the votes. In the event Computershare is unable to do so, a representative of the Company’s legal counsel, Harris Beach PLLC, will act in this role.

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to the Company’s management.

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

We will publish final voting results on a Current Report on Form 8-K within four business days after the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the amount and nature of beneficial ownership of our common stock as of March 31, 2014 by (i) the stockholders we know to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the Executive Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to the securities. Except as indicated in the footnotes to this table, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

Name and Address of Beneficial Holder (1)	Shares (2)		% of Class (2)
More Than 5% Stockholders:
NFC Investments, LLC	1,984,207	(3)	9.01%
PL Capital Group	1,636,193	(4)	7.43%

Directors and Executive Officers:
John J. Arvonio,	51,770		0.23%
Chief Financial and Accounting Officer
Michael A. Callen,	145,441		0.66%
Director
C. Wayne Crowell,	25,000		0.11%
Director
Lowell S. Dansker,	1,446,100	(5)	6.56%
Chairman and Chief Executive Officer
Paul R. DeRosa,	152,200		0.69%
Director
Stephen A. Helman,	147,448		0.67%
Director, Vice President
Wayne F. Holly,	173,300	(6)	0.79%
Director
Susan Roth Katzke,	25,000		0.11%
Director
Keith A. Olsen,	194,000		0.88%
President, INB
Lawton Swan, III,	93,900		0.43%
Director
Robert W. Tonne,	23,600		0.11%
Chief Credit Officer, INB
Thomas E. Willett,	115,500		0.52%
Director
Wesley T. Wood,	172,300	(7)	0.78%
Director
All directors and executive officers as a group (13 persons)	2,765,559		12.44%

(1)	Address of NFC Investments, LLC is 5101 Wheelis Drive, Suite 207, Memphis, Tennessee 38117.

Address of PL Capital Group is 20 East Jefferson Avenue, Suite 22, Naperville, Illinois 60540.

(2)	Percentages have been computed based upon 22,021,190 shares of common stock outstanding as of March 31, 2014 (which includes 385,702 shares of issued and outstanding unvested restricted common stock), plus, for each person and the group, shares that person or the group has the right to acquire within 60 days of such date pursuant to the exercise of outstanding vested common stock options.

Shares that may be acquired pursuant to vested common stock options on or within 60 days of March 31, 2014 are as follows:

Mr. Arvonio: 11,370; Mr. Callen: 19,800; Mr. Crowell: None; Mr. Dansker: 37,200; Mr. DeRosa: 20,700; Mr. Helman: 21,540; Mr. Holly: 18,300; Ms. Katzke; None; Mr. Olsen: 24,000; Mr. Swan: 18,900; Mr. Tonne; 3,200, Mr. Willett: 18,000; Mr. Wood: 13,200; and by all directors and executive officers as a group: 206,210.

Unvested shares of restricted common stock deemed issued and outstanding as of March 31, 2014 and reported in the table above are as follows: Mr. Arvonio: 17,733; Mr. Callen: 16,667; Mr. Crowell: 16,667; Mr. Dansker: 135,733; Mr. DeRosa: 16,667; Mr. Helman: 15,733; Mr. Holly: 16,667; Ms. Katzke: 16,667; Mr. Olsen: 69,067; Mr. Swan: 16,667; Mr. Tonne; 14,100; Mr. Willett: 16,667; Mr. Wood: 16,667; and by all directors and executive officers as a group: 385,702. Holders of these shares possess all the rights of a holder of our common stock, including the right to receive dividends on and to vote the shares; provided, however, that prior to becoming vested and transferable, the certificates representing such shares are held by the Company for the benefit of the holder.

(3)	The information included herein is based on a Schedule 13F filed with the SEC on February 12, 2014.
(4)	The information included herein is based on a Schedule 13G/A filed with the SEC on January 30, 2014.
(5)	Includes 207,336 shares held by a family limited liability company as to which Mr. Dansker is a managing member, 17,332 shares held by his adult children and 5,200 shares held by his spouse. Mr. Dansker’s shares do not include 1,056,965 shares held by his mother, 330,570 shares held by his sister and 148,032 shares held by his nieces, the ownership of which is not attributable to him under applicable SEC rules.
(6)	Includes 500 shares held by minor children and 60,000 shares held by Sage Rutty & Company, Inc. Mr. Holly is Chairman and President of Sage Rutty & Company, Inc.
(7)	Includes 57,500 shares held by his spouse.

Proposal One: ELECTION OF DIRECTORS.

At the Annual Meeting, it is proposed that our stockholders elect ten directors, each to serve until the next annual meeting or until a successor is elected and qualified. If no contrary specification is made, the persons named in the proxy card will vote “FOR” the election of the nominees named below.

If any of the nominees should decline election or should by reason of unexpected occurrence not be able to serve, the persons named in the proxy card may exercise discretionary authority to vote for a substitute or substitutes. All of the nominees are presently serving as our directors.

The names of the nominees for directors and certain information about them follow below.

Michael A. Callen, age 73, has served as our director since May 1994. He is also a director of our subsidiary. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Since January 2011, Mr. Callen has served as Non-Executive Chairman of Ambac Financial Group Inc., a provider of financial guarantees and financial services. From November 2008 through January 2011, Mr. Callen served as Ambac’s Executive Chairman. From January through October 2008, he served as Chairman and Interim President and Chief Executive Officer of Ambac. He also served as the President of Avalon Argus Associates, LLC, a financial consulting firm from April 1996 until January 2008. Mr. Callen was Special Advisor to the National Commercial Bank located in Jeddah in the Kingdom of Saudi Arabia from April 1993 through April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a director of Citicorp and Citibank and a Senior Executive for Citicorp from 1987 until January 1992. We believe Mr. Callen’s long and varied business career, including his substantial experience in the banking industry, well qualifies him for service on our Board.

C. Wayne Crowell, age 60, has served as our director since October 2012. He also serves as a director of our subsidiary. Mr. Crowell received a Bachelor of Science degree from Florida State University in Accounting and Finance and is a graduate of the School of Banking of the South. He retired from the Office of the Comptroller of the Currency (the “OCC”) in 2009, after a 35 year career. Prior to his retirement, he was the Assistant Deputy Comptroller of the South Florida Office of the OCC. He is now the principal of CWC Consulting, LLC which provides regulatory consulting and loan review services to financial institutions. Mr. Crowell is also a Director of Banco do Brasil Americas and the Chairman of its Audit Committee since January 2012. We believe Mr. Crowell’s extensive experience with respect to financial institutions, both in a regulatory capacity and in the private sector, well qualifies him for service on our Board.

Lowell S. Dansker, age 63, has served as our Chairman of the Board of Directors, Chief Executive Officer and Chairman of the Executive Committee since August 2006. He previously served as our President, Treasurer and member of the Executive Committee since incorporation in 1993, and as Vice Chairman of the Board from October 2003 to August 2006. Mr. Dansker is also Chairman, Chief Executive Officer and Chairman of the Executive and Loan Committees of our subsidiary. Mr. Dansker received a Bachelor of Science in Business Administration degree from Babson College and a law degree from the University of Akron, School of Law and has been admitted to practice in New York, Ohio, Florida and the District of Columbia. We believe Mr. Dansker’s extensive experience in the banking industry, in operational, financial and executive roles, including almost 30 years of service in leadership positions within our Company, well qualifies him for service on our Board.

Paul R. DeRosa, age 72, has served as our director since February 2003. He is also a director of our subsidiary. Mr. DeRosa received a Bachelor of Arts degree in Economics from Hobart College and a Ph.D degree in Economics from Columbia University. Mr. DeRosa has been a principal of Mt. Lucas Management Corporation, an asset management firm, since 1998. From March 1988 to July 1995, Mr. DeRosa served as a co-founder of Eastbridge Capital Inc., a bond trading company and primary dealer in Treasury bonds, where he acted as a Managing Director. He became the CEO in 1995 and served in that capacity until he left for Mt. Lucas in 1998. Prior to that, Mr. DeRosa worked for Citibank N.A., and was responsible for developing Citibank’s business in financial derivatives and acted as the head of the bank’s proprietary bond trading in the early 1980’s. Mr. DeRosa has also served as a research economist at the Federal Reserve Bank of New York. We believe Mr. DeRosa’s extensive background in the investment community lends valuable expertise to our Board and contributes to the mix of experience and qualifications our Board seeks through his years of experience in the financial sector.

Stephen A. Helman, age 74, has served as our director since December 2003 and as our Vice President and Secretary since February 2006. He is also a director and Vice President of our subsidiary. Mr. Helman received a Bachelor of Arts degree from the University of Rochester and a law degree from Columbia University. Mr. Helman was a practicing attorney for more than 25 years when he joined us and his substantial experience in real estate law provides valuable expertise with respect to our commercial real estate lending activities, which we believe well-qualifies him for service on our Board.

Wayne F. Holly, age 57, has served as our director since June 1999. He is also a director of our subsidiary. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman and President of Sage, Rutty & Co., Inc., a diversified financial services firm that is a member of FINRA. Mr. Holly has been an officer and director of Sage Rutty & Co., Inc. since 1993. Mr. Holly successfully completed the Securities Industry Association Executive Education Program at the Wharton School of Finance. We believe through his extensive experience in the securities industry, Mr. Holly brings a special expertise to our Board.

Susan Roth Katzke, age 49, has served as our director since March 2012. She also serves as a director of our subsidiary. Ms. Katzke received a Bachelor of Science degree, with honors, from the University of Pennsylvania and a Masters of Business Administration from the Harvard Graduate School of Business Administration. She is currently an Independent Strategy Consultant and serves on the Boards of several not-for-profit corporations. Prior thereto, since 1990, Ms Katzke was an Equity Research Analyst covering financial services companies including multinational banks and brokers, regional banks, specialty finance companies and advisory firms. Ms. Katzke retired from Credit Suisse in 2009 where she had served as a Managing Director since joining in 2000. Her significant experience in financial services, including extensive work with both public and private companies across the industry, well qualifies her for service on our Board.

Lawton Swan, III, age 70, has served as our director since February 2000. He is also a director of our subsidiary. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President and Chairman of the Board of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1977. Prior to that, Mr. Swan spent over 20 years in the insurance industry in a variety of underwriting, claims and administrative positions. Mr. Swan has also been Chairman and Board Member of The Chartered Property Casualty Underwriters Society, a community of credentialed property and casualty insurance professionals. Mr. Swan also serves on numerous boards including non-profits and has served as editor of several industry publications and as an adjunct faculty for various institutions His knowledge of the insurance industry is of particular value to our Company and our Board.

Thomas E. Willett, age 66, has served as our director since March 1999. He is also a director of our subsidiary. Mr. Willett received a Bachelor of Science degree from the United States Air Force Academy and a law degree from Cornell University School of Law. Mr. Willett has been a member of Harris Beach PLLC, a law firm in Rochester, New York, since 1986. Mr. Willett focuses his legal practice in the general corporate area, with an emphasis on securities law matters. Mr. Willett has practiced in the corporate and securities law area for over 30 years and we believe that his experience well qualifies him for service on our Board.

Wesley T. Wood, age 71, has served as our director since March 1994. He is also a director of our subsidiary. Mr. Wood received a Bachelor of Science degree from New York University School of Commerce. Mr. Wood is a Director and President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. Mr. Wood was also an Advisory Board Member of The Center of Direct Marketing at New York University, a member of the Advisory Trustees at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York. We believe that Mr. Wood’s long and successful business career well qualifies him for service on our Board. He has experience in Internet marketing that has proved valuable to our business.

The Board believes that each of our director’s experience, qualifications, attributes and skills should be evaluated on an individual basis and in consideration of the perspective such director brings to our entire Board, with no single director, or particular factor, being indicative of the Board’s effectiveness. There are no family relationships between any director, executive officer or any person nominated or chosen by the Board of Directors to become a director or executive officer, and no arrangements or understandings between any director listed above and any other person pursuant to which such director was elected to our Board.

Our Board of Directors unanimously recommends a vote “FOR” the election of the foregoing nominees for director.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our goal is to maintain the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor rules of the SEC, the Nasdaq Stock Market (“Nasdaq”) and other regulatory authorities, and we will amend our governance policies and procedures when required or when we otherwise deem it prudent to do so.

We have an Audit Committee and a Compensation Committee, both of which operate under charters adopted by our Board. Our Audit Committee has procedures in place for the submission of complaints or concerns regarding our financial statement disclosures and other matters. We also have a written code of business conduct and ethics that applies to all of our directors, officers and employees, and also have a written code of ethics that applies to our principal executive and principal financial and accounting officers. Copies of any of these documents will be furnished upon written request and without charge to beneficial owners of our common stock by writing to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York, 10020. Copies of these documents are also available for viewing on our website at www.intervestbancsharescorporation.com.

Board Leadership Structure and Risk Oversight

We have always operated using a board leadership structure under which our Chief Executive Officer also serves as the Chairman of our Board of Directors. Since our formation, we have had only two persons serve as chief executive officer, with our current Chairman and Chief Executive Officer, Mr. Lowell S. Dansker, serving since August 2006. Lowell Dansker is the son of Jerome Dansker, the founder of our Company and our previous Chairman.

In these roles, our Chairman has specific charge, supervision and control of our business and affairs and is responsible generally for assuring that policy decisions of our Board are implemented as adopted. As part of his duties, he is responsible for developing, with oversight from our Board, our overall strategic direction and execution, and for performing such other duties as the Board may assign to him. Mr. Dansker along with Mr. Keith Olsen, President of INB, with oversight from our Board and its Committees, make all of our strategic decisions for us, including all of our underwriting, lending and investment decisions. This includes determining which types of loans are suitable for us, geographical locations to lend in, setting the terms and rates on all loans, determining our funding types and rates to offer on deposits, and investing our funds not used for loan originations into security investments.

As Chairman of the Board, Mr. Dansker also provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. Our Independent Directors, as identified in this proxy statement, periodically review our leadership structure and believe, as a general matter, that this Board leadership structure has been appropriate for us, in that the combined role of Chairman of the Board and Chief Executive Officer has promoted unified leadership and direction for us, allowing for a single, clear focus for management to execute our strategy and business plan while contributing to an efficient and effective Board. The Board does not have a lead director as all of the Independent Directors have a strong knowledge of our Company’s operations and have held leadership positions in their respective fields of employment, both past and present. The Independent Directors meet in executive session at least twice per year in accordance with Nasdaq guidelines.

The Board’s role in the Company’s risk oversight process is to oversee and receive regular reports from our Chairman and members of senior management on areas of material risk to the Company, including operational, financial, credit, liquidity, legal, regulatory, strategic and reputational risks. The full Board (or its appropriate committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. Our Chairman is also a member of a number of the Board’s committees as well as our various internal day-to-day management committees. The chairman of each Board committee reports the committee’s findings to the Board at each Board meeting. This enables the Board and its committees to coordinate the risk oversight role of our Company.

Director Nominations Process

Our Board does not have a standing nominating committee. The Board believes that our director nomination policy works efficiently without the need for a separate nominating committee. Candidates for director nomination for election by the holders of our common stock are reviewed by those directors who qualify as “independent directors”, as such term is defined in Nasdaq rules. Our Independent Directors are identified below under “Affirmative Determinations Regarding Director Independence”.

Our Independent Directors consider director candidates recommended by our management as well as candidates recommended by any of our stockholders. There are no differences in the manner in which our Independent Directors evaluate stockholder-recommended nominees, as compared with nominees obtained from other sources. Our Independent Directors develop the credentials and characteristics required of our Board of Directors and its Committees taking into account our business, operations, applicable legal and listing requirements, and other factors they consider relevant to operate efficiently. We do not have a policy for considering diversity in identifying director nominees. Our Independent Directors review available information concerning the candidates, including their qualifications for Board membership and other factors that the Independent Directors deem relevant. Our Independent Directors will then recommend nominees for election by our stockholders to the full Board for the Board’s review and approval.

Any of our stockholders may nominate one or more persons for election by the holders of our common stock as a director at an annual meeting if the stockholder complies with the notice, information and consent provisions contained in our bylaws. In order for a director nomination to be timely, a notice to our Secretary must be delivered not less than 90 days nor more than 120 days in advance of the corresponding date of the proxy statement released to stockholders in connection with our prior year’s annual meeting of stockholders. In the event that we set an annual meeting date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, stockholder notice must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date was made, whichever occurs first. To be in proper form, a notice must also contain information concerning the proposed nominee, including the person’s: name, age, business address, residence address, principal occupation; the beneficial ownership of our shares; and any other information that would be required to be filed in a proxy statement or other filings required to be made in connection with the solicitation of proxies.

Affirmative Determinations Regarding Director Independence

The Board has conducted an annual review of director independence for all current nominees for election as directors and all continuing directors. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and principal shareholders, including those discussed below under “Transactions with Related Persons”. The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the aforementioned review, our Board of Directors has determined that each of the following directors is an “independent” director as such term is defined in Nasdaq Marketplace Rule 5605(a)(2): Michael A. Callen; C. Wayne Crowell, Paul R. DeRosa; Wayne F. Holly; Susan Roth Katzke, Lawton Swan, III; Thomas E. Willett; and Wesley T. Wood. In this proxy statement, these eight directors, together constituting a majority of our Board, may be referred to individually as an “Independent Director” and collectively as “Independent Directors.” A director is considered independent only if the director does not have, and generally has not had in the most recent three years, any material relationships with us or our subsidiaries, including any affiliation with our independent auditor.

Communications with the Board and Audit Committee

We have a procedure in place to facilitate communications to our Board by our stockholders. Under this process, our Secretary reviews all correspondence addressed to our Board or any individual member of the Board, and will forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or any of its Committees or that is otherwise determined to require the Board’s attention. This procedure also allows our Directors at any time to review a log of all correspondence received by us that are addressed to the Board or individual members of the Board and request copies of such correspondence.

Individuals may communicate with our Board by writing to Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020. Concerns related to our accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and are handled in accordance with procedures established by the Audit Committee. Individuals may also communicate with our Audit Committee by writing to: Chairman of Audit Committee, Michael A. Callen, 3690 Oakwood Drive, Park City, Utah 84060.

Meetings of the Board of Directors and Committees

Our Board of Directors as well as our subsidiary’s Board and various committees of those Boards meet throughout the year and also through telephone conference calls and other communications with the Chairman and other members of our management as needed. Our Board of Directors held 4 meetings in 2013. Our subsidiary’s Board of Directors held 12 meetings in 2013. The Independent Directors met in regularly scheduled executive sessions without our management at each of our Board meetings. During the period that each director served as such, all of our directors attended at least 75% of the total meetings held during 2013 by the Board of Directors and by the Committees on which they served. We do not have a policy that requires members of the Board to attend our annual meeting of stockholders. All ten directors who were serving on our Board in May 2013 attended our 2013 Annual Meeting of Stockholders.

Committees of Our Board of Directors

Our Board of Directors has established an executive committee, an audit committee, a compensation committee, a risk committee and an investment committee, whose members are appointed by the Board. Each committee has a written charter which sets forth the committee’s purpose, membership criteria, powers and responsibilities. Each charter, where applicable, is intended to and we believe does comply with the requirements of Nasdaq and applicable SEC rules and regulations adopted under the Sarbanes-Oxley Act and the Dodd-Frank Act. Copies of the audit and compensation committee charters are available on our website at www.intervestbancsharescorporation.com and are available in print, at no cost, to any stockholder who requests a copy at the address listed on page 1 of this proxy statement.

Executive Committee. Members are Lowell S. Dansker, Chairman, Michael A. Callen and Stephen A. Helman. The executive committee acts for our Board of Directors between board meetings, except to the extent limited by our bylaws or Delaware law. In addition, our subsidiary’s Board of Directors also has a an executive committee that exercises all of the power of our subsidiary’s Board of Directors between their meetings. The members of that executive committee are Lowell S. Dansker, Chairman, Michael A. Callen and Wayne F. Holly. Neither of these committees held any meetings in 2013.

Audit Committee. Members are Michael A. Callen, Chairman, Paul R. DeRosa, Susan Roth Katzke (appointed June 2013) and Lawton Swan, III. The Audit Committee held 4 meetings in 2013.

Our Board of Directors has determined that each member of our Audit Committee meets the independence requirements applicable to audit committee membership as prescribed by Nasdaq and SEC rules. The Board further determined that Michael A. Callen, Paul R. DeRosa and Susan Roth Katzke, members of our Audit Committee, are “Audit Committee Financial Experts,” as such term is defined in applicable SEC rules.

As set forth in more detail in its charter, the Audit Committee’s primary responsibilities fall into four broad categories: (1) monitoring the preparation of our quarterly and annual financial statements by our management, including providing direct communication between our Board of Directors and our internal and external auditors; (2) overseeing the relationship between us and our internal and external auditors, including recommending their appointment or removal, reviewing the scope of services provided by our external auditors and related fees, and determining whether the external auditor is independent; (3) overseeing the internal and external audit function; and (4) certain compliance oversight responsibilities, including monitoring the design and maintenance of our system of internal accounting and financial reporting controls as well as review and approval of any related party transactions. The Audit Committee’s activities during 2013 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee. Members are Wesley T. Wood, Chairman, Michael A. Callen and Paul R. DeRosa. Our Board of Directors has determined that each member of our Compensation Committee meets the independence requirements applicable to compensation committee membership as prescribed by Nasdaq rules.

As set forth in more detail in its charter, the Compensation Committee is responsible for making recommendations to the full Board concerning our Director and executive officer compensation and for general oversight of the Company’s compensation and benefit programs. This committee held 1 meeting in 2013. The sections in this proxy statement entitled “Director Compensation” and “Executive Compensation - Compensation Discussion and Analysis” include a description of our processes and procedures for the consideration and determination of our director and executive compensation, including a discussion of the roles of any executive officer or compensation consultant in determining and recommending the form or amount of compensation.

Risk Committee. Members are Lawton Swan, III, Chairman, and Keith A. Olsen. The committee is responsible for assessing the insurance risks associated with our business, loan portfolio and other risks associated with our operations. This committee held 10 meetings in 2013.

Investment Committee. Members are Paul R. DeRosa, Chairman, Michael A. Callen, Lowell S. Dansker, Wayne F. Holly and Keith A. Olsen. This committee’s primary purpose is to review our investment policies, strategies, transactions and performance. This committee held no meetings in 2013.

Other Committees. Our subsidiary’s Board of Directors has a Loan Committee, Compliance Committee and an Asset and Liability Management Committee, whose members are appointed by that board.

The Loan Committee (which met 42 times in 2013) consists of Lowell S. Dansker, Chairman, Paul R. DeRosa and Wesley T. Wood, and is responsible for the review and approval of loans made in conformity with our subsidiary’s board-approved loan policies.

The Compliance Committee (which met 5 times in 2013) consists of Thomas E. Willett, Chairman, C. Wayne Crowell (appointed June 2013), Wayne F. Holly and Lawton Swan, III. The general purpose of this committee is to oversee our regulatory compliance and communications with our regulators. This committee also oversees implementation of our strategic plans and makes recommendations to our Board with respect to changes, modifications and updates to these plans. In addition, the Compliance Committee provides assistance to our Board in fulfilling its oversight responsibility relating to ongoing compliance with legal and regulatory requirements.

The Asset and Liability Management Committee (which met 7 times in 2013) consists of Paul R. DeRosa, Chairman and Wayne F. Holly. This committee, along with members of our senior management, oversees our interest rate risk, liquidity and funds management.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee had any relationship with us or our subsidiary requiring disclosure under applicable SEC rules regarding Compensation Committee interlocks and insider participation in compensation decisions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

We, the Audit Committee of the Board of Directors of the Company, are directors who meet the Nasdaq standards for independence. Each of us also meets the SEC requirements for audit committee member independence and we operate under a written charter adopted by the Board of Directors. We met with the Company’s management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discussed these matters with the Company’s independent auditor, Hacker, Johnson & Smith, P.A., P.C., appropriate Company financial personnel and INB’s internal auditor, P&G Associates.

We discussed with the Company’s senior management and independent auditor the process used for certifications by the principal executive officer and principal financial officer, which are required for certain of the Company’s filings with the SEC. We met privately at various scheduled meetings with both the independent auditor and the internal auditor, as well as with the Company’s principal financial officer and legal counsel, each of whom has unrestricted access to us.

We reviewed with management and the independent auditor, the Company’s audited financial statements, and met separately with both management and the independent auditor to discuss and review those financial statements and reports prior to issuance. Management has represented and the independent auditor has confirmed to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditor audited the annual financial statements prepared by management and expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles. In addition, the independent auditor audited management’s assessment that the Company maintained effective internal control over financial reporting. The independent auditor discussed with us any issues they believed should be raised with us.

We, the Audit Committee, appointed Hacker, Johnson & Smith, P.A., P.C. as the independent auditor for the Company and its subsidiary for 2014 after reviewing the firm’s performance and independence from management. We received from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) relating to that firm’s communications with us concerning independence from the Company, and discussed such independence with the independent auditor. We also discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the PCAOB. We monitored the auditor’s independence by reviewing audit and non-audit services performed by the independent auditor and by discussing with the independent auditor their independence.

We have reviewed and approved the amount of fees paid to the independent auditor for audit and tax preparation services. We concluded that the provision of services by the independent auditor is compatible with the maintenance of their independence. Relying on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit Committee: Michael A. Callen (Chairman), Paul R. DeRosa, Susan Roth Katzke, Lawton Swan, III

DIRECTOR COMPENSATION

The Company uses both cash compensation and equity incentive awards to attract and retain qualified candidates to serve on its Board. Such compensation is evaluated and adjusted periodically by our Board based on the evaluation by and recommendation of its Compensation Committee. All non-employee directors are also entitled to reimbursement of reasonable out-of-pocket travel related expenses incurred in the performance of their duties as board and committee members.

In setting our director compensation, the Compensation Committee considers the skill-level required by our directors to serve on our Board and its Committees and the demands of time placed on them to fulfill their responsibilities. In 2013 and 2012, only non-employee directors received fees for attending Board and Committee meetings. All of our directors are also directors of our subsidiary.

Fees payable per meeting to our non-employee directors for 2013 are noted in the table that follows.

Non-employee members of the board (1)	$1,575
Non-employee chairman of all board committees (2)	$1,000
Non-employee members of all board committees (2)	$950

(1)	The same fee is also paid for each Board meeting of INB attended by non-employee directors.
(2)	The Audit Committee chairman and the other members of the Audit Committee receive $3,500 and $1,875, respectively, per meeting attended. The Risk Committee chairman receives $2,500 per meeting attended.

The following table details the 2013 compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Michael A. Callen	$38,575	$45,000	$83,575
C. Wayne Crowell	27,100	45,000	72,100
Paul R. DeRosa	56,700	45,000	101,700
Wayne F. Holly	36,600	45,000	81,600
Susan Roth Katzke	28,950	45,000	73,950
Lawton Swan, III	62,450	45,000	107,450
Thomas E. Willett	37,700	45,000	82,700
Wesley T. Wood	64,200	45,000	109,200

Totals	$352,275	$360,000	$712,275

(1)	Represents total fees paid for attending board and committee meetings as per the fee table above.
(2)	On January 24, 2013, 10,000 shares of restricted common stock were awarded to each director. The value of each award on the grant date, calculated in accordance with FASB ASC topic 718, was based on the closing price of our common stock of $4.50 per share. The awards vest in three equal installments as follows: one third on January 24, 2014; one third on January 24, 2015; and one third on January 24, 2016, subject to their continued service as our director and subject to accelerated vesting upon the death or disability of the director or upon a change in control of our Company as defined in the award agreement. Amounts shown in the table are based on the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the directors.

In addition, on January 23, 2014, a restricted common stock award was made to our non-employee directors, which is not reflected in the preceding table. Each director received an award of 10,000 shares of restricted common stock, or a total award of 80,000 shares, and the grant date fair value for each award was $7.65, or a total fair value of $612,000. These awards also vest in three equal installments as follows: one third on January 23, 2015, one third on January 23, 2016; and one third on January 23, 2017, and are subject to the same conditions as the award made on January 23, 2013.

The 2013 and 2014 stock awards serve as additional compensation for the directors’ service to us in 2012 and 2013, respectively. The vesting schedule of these awards also serves an incentive for their continued service to our Company.

The table below summarizes outstanding restricted common stock awards held by our non-employee directors at December 31, 2013.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Mr. Callen	1/24/13	10,000	$75,100
Mr. Crowell	1/24/13	10,000	75,100
Mr. DeRosa	1/24/13	10,000	75,100
Mr. Holly	1/24/13	10,000	75,100
Ms. Katzke	1/24/13	10,000	75,100
Mr. Swan	1/24/13	10,000	75,100
Mr. Willett	1/24/13	10,000	75,100
Mr. Wood	1/24/13	10,000	75,100

Totals		80,000	$600,800

(1)	Awards vest in three equal installments as follows: one third on January 24, 2014, one third on January 24, 2015; and one third on January 24, 2016, provided the grantee is then still serving as a member of our Board of Directors. Ownership may vest earlier upon the director’s death or disability or upon a change in control of the Company as defined in the director’s award agreement.
(2)	Market value was based on the closing market price of our common stock on December 31, 2013 of $7.51 per share.

The table below presents information regarding outstanding and unexercised option awards held by our non-employee directors at December 31, 2013. Mr. Crowell and Ms. Katzke did not hold any option awards at that date.

Name	Grant Date	Options Exercisable	Options Unexercisable	Option Exercise Price	Option Expiration Date
Mr. Callen	12/13/07	6,600	—	$17.10	12/13/17
	12/11/08	6,600	—	7.50	12/11/18
	12/10/09	6,600	—	4.02	12/10/19

Mr. DeRosa	12/13/07	6,900	—	17.10	12/13/17
	12/11/08	6,900	—	7.50	12/11/18
	12/10/09	6,900	—	4.02	12/10/19

Mr. Holly	12/13/07	6,000	—	17.10	12/13/17
	12/11/08	6,000	—	7.50	12/11/18
	12/10/09	6,300	—	4.02	12/10/19

Mr. Swan	12/13/07	6,300	—	17.10	12/13/17
	12/11/08	6,300	—	7.50	12/11/18
	12/10/09	6,300	—	4.02	12/10/19

Mr. Willett	12/13/07	6,000	—	17.10	12/13/17
	12/11/08	6,000	—	7.50	12/11/18
	12/10/09	6,000	—	4.02	12/10/19

Mr. Wood	12/13/07	6,600	—	17.10	12/13/17
	12/11/08	6,600	—	7.50	12/11/18

Totals		108,900	—

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. We welcome the opportunity to share this Compensation Discussion and Analysis with our stockholders. We understand that investors have a strong interest in executive compensation, with a specific focus on our Named Executive Officers (or “NEOs”), comprised of our CEO, CFO, and our three other most-highly compensated officers, all of whom are identified in the “Executive Summary Compensation Table” that follows this discussion. Information concerning the principal occupation and business experience during at least the last five years of our NEOs can be found in the section regarding the election of directors in this proxy statement for Mr. Dansker and Mr. Helman, and under the caption “Executive Officers and Other Significant Employees” in our 2013 Annual Report on Form 10-K for Mr. Arvonio, Mr. Olsen and Mr. Tonne.

Our executive compensation programs have remained substantially the same for several years. We believe that they are effectively designed and working well in alignment with the interests of our stockholders and are consistent with our business strategy. In determining our executive compensation, the Compensation Committee takes into consideration the results of prior voting by our stockholders on the advisory vote on our executive compensation. Acknowledging the strong support our executive compensation has received from our stockholders in annual advisory votes conducted to date, the Compensation Committee continues to apply the same effective principles and philosophy it has used in previous years in determining executive compensation, and will continue to consider stockholder concerns and feedback in the future.

The remainder of this section discusses: our compensation process and Compensation Committee procedures; our objectives and elements of our executive compensation; our recent decisions regarding compensation; and recent legislation and regulations related to executive compensation.

Oversight. The Compensation Committee of our Board of Directors, which operates under a written charter adopted by our Board, oversees our executive compensation program. Among its responsibilities, this committee reviews the performance of our Chairman and our other NEOs and makes recommendations to our Board concerning the compensation levels of those officers.

The Compensation Committee reviews the adequacy of its written charter on an annual basis. The charter, among other things, specifies: (1) the scope of the committee’s responsibilities and how it carries out those responsibilities, including structure, processes and membership requirements; and (2) the committee’s responsibilities and authority relating to appointing, compensating and overseeing compensation advisers (including the consideration of requisite independence factors before selecting a compensation adviser).

Independence of Compensation Committee Members. Nasdaq corporate governance rules require listed companies to have a standing compensation committee comprised of at least two members, each of whom must be “independent” (as defined in Nasdaq Rule 5605(a)(2)). In affirmatively determining the independence of any director who will serve on the Compensation Committee, our Board must consider all factors specifically relevant to determining whether a director has a relationship to our Company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by our Company to such director; and whether such director is affiliated with our Company, a subsidiary of our Company or an affiliate of a subsidiary of our Company. Our Board of Directors has determined that its Compensation Committee is comprised of all independent members of the Board of Directors as defined under the Nasdaq rules.

Objectives of Executive Compensation. The objectives of our executive compensation program are to attract, motivate and retain highly talented individuals and to encourage a focus on longer-term company-wide success. The Compensation Committee periodically reviews the competitiveness of our executive compensation in order to evaluate whether it is achieving the desired goals and objectives. Our executive compensation program is principally designed to give executives incentives to focus on and achieve our business objectives. Key elements of our executive compensation program over the last several years have been comprised of competitive base salaries and equity based awards. We believe that our executive compensation policies and practices, as well as those applicable to our directors and all of our other employees, do not create incentives that will pose substantial risk to our Company or to the management of that risk.

Competitive Factors. In determining our executive compensation, the Compensation Committee takes into account, from time to time, competitive market data from the banking industry as a whole and focuses on institutions of a size similar to us. Although the Compensation Committee has not historically established specific targets in relation to peer group compensation, it has taken into account the total compensation paid to executive officers by our competitors because the Compensation Committee recognizes that our executive compensation must be competitive in the marketplace and such information also assists us in assessing the overall reasonableness of our executive compensation.

Elements of Compensation. Our executive compensation over the last three years has consisted of three components: base salary; equity based incentives; and other employee benefits. Base salary provides competitive levels of compensation based upon the responsibilities assigned to our executive officers and their experience and qualifications.

We have established base salaries at levels we consider appropriate to recruit and retain executives and which we believe are competitive with those paid by similar institutions. Our Compensation Committee reviews base salaries on an annual basis to take into account changes in responsibilities and the individual performance of our executives. Compensation decisions are made by the Compensation Committee on a subjective basis, based on the Committee’s assessment of each individual’s level of duties and responsibilities. Our Board also conducts an annual performance evaluation of each NEO, but this evaluation is for the Board’s use in providing feedback and constructive criticism to executives and is not necessarily used by the Compensation Committee in determining the executives’ compensation. The Compensation Committee does not rely on specific performance criteria in making its compensation decisions.

We have a 2006 Long-Term Incentive Plan and a 2013 Equity Incentive Plan (together referred to as “Incentive Plans”) in place, both of which were approved by our stockholders. These Incentive Plans have allowed our Compensation Committee to make periodic awards of equity incentives in the form of options to purchase our common stock, stock appreciation rights or restricted shares of our common stock to our employees, executive officers and directors, as determined by the Compensation Committee. We believe that the Incentive Plans have helped us attract and retain talented and qualified individuals by providing us with the flexibility to award incentives to achieve our longer-range goals. We also believe that these awards align our employees’, executive officers’ and directors’ interests with those of our stockholders through long-term ownership of our common stock. The awards normally constitute longer-term, variable compensation, which we believe will reward effective long-term management decision-making.

Equity awards are normally subject to a risk of forfeiture and vest over a period of time, serving as an incentive to the award recipient to continue employment and be productive. The Compensation Committee has not set minimum stock ownership levels for any executive officer and has a policy not to coordinate the timing of equity awards with the release of material non-public information.

We also provide various benefits to all of our eligible employees, including our executive officers, which include group life insurance, health insurance, dental insurance and a 401(k) Plan. The 401(k) Plan is a tax-qualified profit sharing plan qualified under the Internal Revenue Code (the “Code”), and eligible employees meeting certain length of service requirements may make tax deferred contributions subject to certain limitations. We make discretionary matching contributions of up to 4% of employee compensation, which vest to the employee over a five-year period.

Perquisites and other benefits have not represented a significant part of total compensation for any of our executive officers, and are usually made available to a limited number of executive officers. The primary perquisite is the expense reimbursement allowance granted to our Chairman, which is presently in the amount of $1,164 per month and was established as a reasonable estimation of normal recurring expenses likely to be incurred by him in performing his duties. He is also entitled to the unlimited use of a car at our expense.

Post-Termination Compensation. We currently do not offer pension or post-employment benefits to any of our employees or directors, except with respect to our Chairman who has contractual entitlements under an employment agreement with us. The agreement provides him with certain severance, disability and death benefits as described in greater detail under the caption “Employment Agreements”.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all recommendations to our Board of Directors for the amount of compensation to be paid to our Chairman and our executive officers. Our Chairman annually reviews the performance of the Company’s executive officers (other than himself) and presents his conclusions and recommendations to the Compensation Committee, which may exercise its discretion in modifying, accepting or rejecting such recommendations. Mr. Dansker may attend Compensation Committee meetings (in person or by phone) if invited to do so by the Compensation Committee. He does not attend meetings that discuss his compensation. The Compensation Committee has authority to exercise its discretion in modifying any such recommendations made by our Chairman.

Use of Compensation Consultants. The Compensation Committee continually evaluates our executive compensation programs and makes adjustments as needed to ensure that the programs are consistent with our compensation philosophy and fairly reflect individual performance and the overall performance of our Company. From time to time, it may engage a consultant to undertake a comprehensive review of the Company’s compensation programs and policies.

In December 2012, the Compensation Committee retained Comp-unications, Inc., a compensation consulting firm, to provide advice and guidance concerning the competitive market value of specified executive positions and to provide advice concerning potential equity awards to executive officers and others. The consultants were asked to provide guidance concerning the compensation paid to similarly situated executives in the financial services industry. Based on a review of a variety of published data, including the proxy statements of peer organizations selected by the consultant, the consultants furnished the Committee information concerning the competitive ranges of base and total compensation for each of the selected positions and the Committee considered that information in formulating its recommendations to the Board related to base salary adjustments and incentive awards made in January 2013. Comp-unications, Inc. provides no other services to our Company. The Compensation Committee also has reviewed the independence of this consultant in light of the recently adopted SEC rules and Nasdaq listing standards regarding compensation consultants, discussed above, and has concluded that this consultant is independent and that its work for the Compensation Committee did not raise any conflict of interest.

Tax Considerations. Section 162(m) of the Code limits the amount of compensation paid to our Chairman and our other three most highly compensated executive officers, other than our CFO, that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. “Performance-based” compensation that has been approved by our stockholders and otherwise satisfies the performance-based requirements under Section 162(m) of the Code is not subject to the Code’s $1 million deduction limit.

While the Compensation Committee believes that it is important for compensation paid to our NEOs to be tax deductible under the Code, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable our Company to continue to attract, retain, reward and motivate its highly-qualified executives. Accordingly, tax deductibility is not the sole factor considered in determining appropriate levels or types of compensation for our executive officers.

Section 162(m) applies more stringent limitations to institutions participating in the U.S. Treasury’s Capital Purchase Program (or “CPP”). Because, as described below, we were still a participant in the CPP through part of 2013, Section 162(m) prohibited us from deducting compensation paid to each of our NEOs in 2013 that was in excess of $500,000 (as opposed to the $1 million limit for non-participating institutions). Furthermore, performance-based compensation and commissions are not excluded from this ceiling and are included in the calculation of the $500,000 threshold.

All of the compensation paid to Mr. Arvonio, Mr. Helman and Mr. Tonne in 2013 qualified for a full tax deduction in computing our Company’s taxable income and appropriate provsion for income taxes in our financial statements. With respect to Mr. Dansker and Mr. Olsen, the portion of their compensation in excess of the Section 162(m) limit (as calculated for the period of time we were a participant in the CPP during 2013) that did not qualify for a tax deduction was $0.9 million for Mr. Dansker and $0.1 million for Mr. Olsen. In 2014, our executive compensation will once again be subject to the $1 million threshold (with the carve-out for performance-based compensation) described above.

Effects of Legislation and Regulation on Our Executive Compensation. By way of background, in October 2008, the U.S. Treasury created a program under the Emergency Economic Stabilization Act of 2008 (“EESA”), whereby the Treasury made preferred stock investments in participating financial institutions pursuant to the CPP.

The CPP was designed to attract participation by healthy institutions to stabilize the U.S. financial system and increase lending for the benefit of the U.S. economy. In December 2008, IBC was accepted into the program and issued and sold to the Treasury 25,000 shares of IBC’s Series A Fixed Rate Cumulative Perpetual Preferred Stock, along with a ten year warrant to purchase 691,882 shares of IBC’s common stock at $5.42 per share. This investment by the Treasury qualified as regulatory capital. IBC down streamed the amount received from the Treasury to INB to enhance its regulatory capital.

As described in our Annual Report on Form 10-K for the year ended December 31, 2013, IBC repurchased and redeemed all of its Series A Preferred Stock during June and August 2013 and exited the CPP effective June 24, 2013. As a participant in the CPP from December 2008 through June 24, 2013, we were subject to certain executive compensation requirements under EESA, Treasury Department regulations and the contract pursuant to which we sold our Series A Preferred Stock. Those requirements applied to what the Treasury refers to as our Senior Executive Officers (SEOs), which are the individuals identified as NEOs in our Executive Summary Compensation Table in this proxy statement. We believe we fully complied with the requirements of EESA, as amended by the American Reinvestment and Recovery Act of 2009 during the entire time we were participants in the CPP.

Those requirements were as follows:

•	Prohibition on Certain Types of Compensation. EESA prohibited us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of our financial institution. It also prohibited us from implementing any compensation plan that would encourage manipulation of our reported earnings in order to enhance the compensation of any of our employees. We have never had nor intend to have such arrangements.

•	Risk Review. EESA required our Compensation Committee to meet with our senior officers at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans. The Committee performed this review and its conclusions are included in its report which appears at the end of this section. The Committee’s report includes its certifications that our compensation plans do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of our company, and that the plans do not encourage manipulation of our reported earnings in order to enhance the compensation of any of our employees. We continued to perform these reviews during 2013 even after we were no longer subject to the EESA requirements.

•	Bonus Prohibition. EESA prohibited the payment or accrual of any “bonus, retention award, or incentive compensation” to our five SEOs. The prohibition included several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009 and limited amounts of “long-term restricted stock” as discussed below. We have not paid cash bonuses to our NEOs since 2008.

•	Limited Amount of Long Term Restricted Stock Excluded from Bonus Prohibition. EESA permitted us to award a limited amount of “long-term” restricted stock to our five SEOs. The amount was limited to one-third of the total annual compensation of the SEO. EESA required such stock to have a minimum 2-year vesting requirement and be subject to transfer restrictions that lapse in 25% increments as the CPP-related obligation was repaid. We awarded such stock in compliance with the requirements.

•	Golden Parachutes. EESA prohibited any severance payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason. EESA provided an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits. We had no such arrangements other than certain benefits that may be payable to Mr. Dansker in accordance with the terms of his ten-year employment agreement that has been in place since July 2004, as described below under “Employment Agreements”.

•	Clawback. EESA required us to recover any bonus or other incentive payment paid to a SEO on the basis of materially inaccurate financial or other performance criteria. This requirement applied to the five SEOs and the next 20 most highly compensated employees. We instituted such a policy and intend to continue this practice.

•	Limit on Tax Deduction. We contractually agreed to abide by a provision of EESA and Treasury Department regulations which limits our tax deduction for compensation paid to any SEO as discussed in greater detail above under the heading “Tax Considerations.”

•	Shareholder “Say-on-Pay” Vote Required. EESA required us to include annually a non-binding stockholder advisory vote concerning the compensation of our executives as disclosed in this proxy statement. We included such a say-on-pay proposal in our 2013 proxy statement. We will continue to provide our stockholders with the opportunity to cast an advisory vote on the compensation paid to our NEOs in accordance with applicable SEC rules.

•	Policy on Luxury Expenditures. As required by EESA, we have a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. This policy was filed with the Treasury and is also available for viewing at www.intervestbancsharescorporation.com.

•	Reporting and Certification. EESA required our CEO and CFO to provide a written certification of compliance with the executive compensation restrictions in EESA in our annual report. These certifications were included in our Annual Reports on Form 10-K as Exhibits 99.1 and 99.2. EESA also required certain disclosures and certifications by the Compensation Committee, which it made in its report provided at the end of this section.

The FDIC, FRB and the OCC also have guidance designed to ensure that incentive compensation policies do not undermine the safety and soundness of banking organizations by encouraging employees to take imprudent risks. The guidance includes three principles: 1) incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the banking organization; 2) a banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and 3) banking organizations should have strong and effective corporate governance to help ensure sound compensation practices. The guidance applies to us under the FRB’s power to regulate the safety and soundness of all financial institutions. Much of this guidance is very similar to the requirements under EESA and we believe we are in compliance with this guidance.

Changes in Executive Compensation. The Compensation Committee periodically reviews throughout each year the components of our executive officers’ annual compensation, including the compensation of our Chairman. The Committee determined that each of our executives has consistently demonstrated exceptional management skills and a dedicated work ethic.

In evaluating our executive officers’ most recent individual performance, the Compensation Committee considered our Company’s operating performance and other achievements as described below, and then made a subjective assessment of how each individual performed in view of the level of his duties and responsibilities. There were no fixed criteria, quantitative or qualitative, relied upon by the Compensation Committee in evaluating individual performance. The Compensation Committee based its determinations on careful assessment of each individual’s current role within the Company, rather than on any established policies or practices regarding compensation of the NEOs. The relationship between our Chairman’s total compensation and that of our other NEOs reflects the Compensation Committee’s conclusion regarding Mr. Dansker’s extensive role in the execution of our business strategy relative to that of the other NEOs. Our Company relies heavily on Mr. Dansker’s commercial real estate lending experience and expertise, and his judgments in its daily financial and operating decisions.

As discussed in greater detail in our Annual Report on Form 10-K for 2013, our 2013 operating results continued to improve and our reported annual earnings were the highest since 2007. In 2013, we reported net earnings available to common stockholders of $13.4 million, or $0.61 per diluted common share. In 2013, we also successfully exited the CPP and purchased or redeemed and canceled all of our preferred stock. We also continued to reduce our problem assets and increased our regulatory capital levels, both of which, combined with all of our efforts since February 2010, resulted in the termination in March 2013 of INB’s formal written agreement with its regulator. Our stock price during 2013 also increased 93% from $3.89 at December 31, 2012 to $7.51 at December 31, 2013, which we believe reflected the marketplace’s positive reaction to our achievements and efforts to date. The Compensation Committee noted our executive management’s above achievements as well as the massive efforts and time that our NEOs and our Board devoted to achieving full compliance with all of the regulatory directives imposed on INB.

Based on all the factors discussed in this section, the Compensation Committee recommended and our Board approved the following actions:

To reward their efforts for our prior fiscal year (2012) and to help ensure our NEOs’ continued service to our Company, on January 24, 2013, our Board of Directors granted long-term restricted common stock awards to the NEOs as follows: Mr. Dansker:100,000 shares (market value $450,000); Mr. Arvonio: 12,000 shares (market value $54,000); Mr. Olsen: 50,000 shares (market value $225,000); Mr. Helman: 10,000 shares (market value $45,000); and Mr. Tonne 10,000 shares (market value $45,000). Market value was based on the closing market price of our common stock on the grant date of $4.50 per share. Ownership of the shares vests in two installments, with two thirds vesting on the second anniversary of the grant date and the remaining one third on the third anniversary of the grant date.

To reward their efforts for 2013 and to help ensure our NEOs’ continued service to our Company, on January 23, 2014, our Board of Directors granted long-term restricted common stock awards in the amount of 2,400 shares (market value $18,360) to each NEO. Market value was based on the closing market price of our common stock on the grant date of $7.65 per share. These awards vest in in three equal installments, with one third vesting on each of the first, second and third anniversary of grant.

In addition, on January 23, 2014, cash-settled Stock Appreciation Rights (or “SARs”) were also awarded to our NEOs. Specifically, Mr. Dansker, Mr. Olsen, Mr. Helman, Mr. Arvonio and Mr. Tonne were granted SARs for 27,600 shares, 17,600 shares, 12,600 shares, 12,600 shares and 7,600 shares, respectively. The SARs have an exercise price of $7.65 per share, a term of 5 years from the date of grant and vest in three equal installments on the first, second and third anniversaries of the grant date. The SARs are exercisable for thirty days after the holder terminates service to our Company, unless such termination is due to the holder’s death or disability, in which case the SARs are exercisable for one year after termination.

The SARs give the NEOs the right to receive upon exercise, an amount payable in cash equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of (a) the fair market value of a share of our common stock on the date the SAR is exercised, over (b) the exercise price specified in the SAR Agreement, which in the case of these awards is $7.65.

All of the above equity awards are subject to the NEO’s continued employment with us and are subject to accelerated vesting upon the death or disability of the executive or upon a change in control of our Company, as those terms are defined in the award agreements and our Incentive Plans.

On January 23, 2014, our Board of Directors also approved increases, based on the consideration of the factors discussed in this section, to the annual base salaries of four NEOs effective January 1, 2014 as follows: Mr. Olsen, $620,000 or an 8.77% increase from 2012; Mr. Arvonio, $290,000 or a 5.45% increase from 2012; Mr. Helman, $300,000 or a 5.25% increase from 2012; and Mr. Tonne, $205,000 or a 5.13% increase from 2012. These NEOs do not have employment agreements with us. These executive officers are also entitled to reimbursement of expenses incurred in the performance of their duties, medical and life insurance benefits, pursuant to policies generally applicable to all of our employees.

Mr. Dansker’s annual base salary was increased by 6.0% to $1,127,722, effective July 1, 2013, in accordance with the terms of his employment agreement, as described under the caption “Employment Agreements” in this proxy statement.

We believe that the aggregate compensation paid to our NEOs is consistent with our overall compensation objectives and policies and has also enabled us to retain and motivate our executive management team.

Stock Award Forfeitures and Replacement Awards. As discussed earlier under the caption “Effects of Legislation and Regulation on Our Executive Compensation”, CPP rules provide that vested and unvested shares of restricted stock held by our NEOs remain subject to restrictions on transfer which lapse in 25% increments as the CPP obligation is repaid (including through a sale of the securities by the U.S. Treasury). For this purpose, the CPP participant receives no partial credit for the partial repayment of any portion of a 25% tranche. For example, if the Treasury sells all of the CPP participant’s securities to an unrelated third party at a 5% discount, the participant is considered to have only repaid 95% of its CPP obligation. Therefore, only 75% of the shares may become transferable and no longer subject to the CPP rules. The remaining 25% are forfeited by the recipient and canceled by the CPP participant.

As previously reported, the Treasury sold all of its shares of our Series A Cumulative Preferred Stock in a modified Dutch auction in June 2013 at a price equal to 97% of the aggregate liquidation preference for the preferred stock (plus accumulated and unpaid interest). We repurchased a portion of the securities, and the remaining securities were sold to unrelated third parties. We subsequently redeemed the shares of preferred stock held by those third parties in August 2013, for the full liquidation value (plus accumulated and unpaid interest). Although the Treasury initiated the sale and selected the sale price for the auction, under the guidelines described above, the Company only received credit for repayment of 75% of its obligation for purposes of the CPP rules regarding awards of restricted stock. Accordingly, 25% of all long-term restricted stock awards made to our NEOs during the period from December 23, 2008 through June 24, 2013 (both vested and unvested awards) were forfeited by the NEOs and cancelled during 2013. The awards forfeited aggregated to 135,500 shares of restricted stock, which had a total intrinsic value of $896,000 on the close of business June 24, 2013. The awards cancelled were as follows: Mr. Dansker: 75,000 shares; Mr. Arvonio: 8,000 shares; Mr. Olsen: 37,500 shares; Mr. Helman: 11,250 shares; and Mr. Tonne: 3,750 shares.

The Compensation Committee considered the impact of these forfeitures on our NEOs and on our Company. In recognition of the hard work and tireless efforts of our NEOs during the periods covered by the forfeited awards, the Compensation Committee determined that such forfeitures were excessive, and that replacement awards should be made to serve as a continuing long-term incentive to our NEOs for their future service to our Company.

Upon the Compensation Committee’s recommendation, on December 12, 2013, our Board of Directors granted replacement long-term restricted stock awards in the same amounts as those forfeited with essentially the same vesting schedule. See the caption “Grants of Plan-Based Awards” for further details of the replacement awards.

Report of the Compensation Committee of the Board of Directors

In accordance with its written charter, the Compensation Committee evaluated the performance of and recommended to the Board the compensation of our NEOs and the overall compensation structure for our NEOs and other senior management. The Compensation Committee also reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the NEOs and senior management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the above Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee certifies that it has reviewed with management our senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of our Company. The Compensation Committee performs this review at least every six months. Base salaries and long-term equity awards, which constituted nearly all of our executives’ total compensation during 2013, tend to discourage unnecessary risk-taking by executive officers.

In addition, annual cash bonuses and equity awards, if any, are normally determined at or shortly after the end of a calendar year at the discretion of the Compensation Committee, and this committee can determine not to grant such forms of compensation if it determines that any executive has caused our Company to incur excessive risks. Moreover, equity awards are designed to focus our executives’ attention on the long-term interests of our Company. The Compensation Committee concluded that the overall compensation paid to our NEOs and other senior executives does not encourage unnecessary or excessive risk taking by those executives.

Compensation Committee: Wesley T. Wood (Chairman), Michael A. Callen, Paul R. DeRosa

Proposal Two: ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION.

We are providing you, as holder of our common stock, with the opportunity to vote for or against the following resolution:

“RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and in the tabular disclosures regarding our NEOs (together with accompanying narrative disclosures) in this proxy statement.”

This advisory vote, which our Board of Directors (as recommended on an advisory basis by a vote of our stockholders at our 2013 Annual Meeting held in May 2013) has determined will be held annually, is not intended to address any specific item of compensation, but rather the overall compensation paid to our NEOs and the compensation policies and practices described in this proxy statement.

Because the vote is advisory, it will not be binding upon the Company, our Board or our Compensation Committee, and may not be construed as overruling any decision made by the Board or our Compensation Committee. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future compensation arrangements to our executives. We believe that our compensation policies and procedures are aligned with the long-term interests of our stockholders.

This proposal requires the affirmative vote of a majority of the votes cast at the meeting.

Our Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation paid to our Named Executive Officers.

EXECUTIVE SUMMARY COMPENSATION TABLE

The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive and financial officers and our three other most highly compensated executive officers, collectively referred to as “named executive officers”, or “NEOs” in this proxy statement, for all services rendered in all capacities to us and our subsidiary during each of the past three fiscal years.

Name and Principal Position	Year	(1) Salary	(2) Stock Awards	(3) Option Awards	(4) All Other Compensation	Total

Lowell S. Dansker, Chairman and Chief Executive Officer	2013	$1,163,344	$990,750	$—	$10,200	$2,164,294
	2012	1,119,926	290,000	—	10,000	1,419,926
	2011	1,034,684	—	—	121,800	1,156,484

John J. Arvonio, Chief Financial and Accounting Officer	2013	287,922	111,680	—	10,200	409,802
	2012	261,538	29,000	—	10,000	300,538
	2011	243,900	—	—	9,360	253,260

Keith A. Olsen, President - INB	2013	581,400	495,375	—	10,200	1,086,975
	2012	510,230	145,000	—	10,000	665,230
	2011	383,048	—	—	9,800	392,848

Stephen A. Helman, Vice President and Secretary	2013	291,423	126,113	—	10,200	427,736
	2012	282,462	29,000	—	10,000	321,462
	2011	257,740	—	—	9,800	267,540

Robert W. Tonne, Chief Credit Officer - INB	2013	192,922	72,038	—	10,200	275,160
	2012	166,875	14,500	—	6,675	188,050
	2011	125,000	—	3,507	2,500	131,007

(1)	This column includes base salary, vacation pay and, in the case of Mr. Dansker, an expense allowance.
(2)	Information on stock awards is as follows:

For 2013, awards of restricted common stock were made on January 24, 2013 as follows: Mr. Dansker: 100,000 shares; Mr. Arvonio: 12,000 shares; Mr. Olsen: 50,000 shares; Mr. Helman: 10,000 shares; and Mr. Tonne: 10,000 shares. An additional award was made on December 12, 2013 (as discussed above under the caption “Stock Award Forfeitures and Replacement Awards”) as follows: Mr. Dansker: 75,000 shares; Mr. Arvonio: 8,000 shares; Mr. Olsen: 37,500 shares; Mr. Helman: 11,250 shares; and Mr. Tonne: 3,750 shares.

For 2012, awards of restricted common stock were made on January 19, 2012 as follows: Mr. Dansker: 100,000 shares; Mr. Arvonio: 10,000 shares; Mr. Olsen: 50,000 shares; Mr. Helman: 10,000 shares; and Mr. Tonne: 5,000 shares.

The dollar amounts in the table reflect the fair value of the stock awards on the grant date in accordance with generally accepted accounted principles. Fair value is calculated by multiplying the number of shares awarded by the closing price of the common stock on the grant date, which was $2.90, $4.50 and $7.21 per share, on January 19, 2012, January 24, 2013, and December 12, 2013, respectively. The amounts shown in the table do not necessarily correspond to the actual value that may be recognized by the NEOs when the awards vest. In addition, a portion of stock awards made to NEOs during the period from December 23, 2008 to June 24 2013 (the period in which IBC was a participant in the U.S. Treasury’s CPP as discussed earlier in this proxy statement) was forfeited during 2013, and the effect of those forfeitures has not been deducted from the amounts shown in the table above. See the caption “Stock Award Forfeitures and Replacement Awards” above for a more detailed discussion of these forfeitures.

The restricted common stock awards vest at various times in accordance with a pre-determined vesting schedule as defined in the award agreements, provided that the executive officer provides substantial services and remains in continuous employment with us. Ownership of the shares may vest earlier upon the NEO’s death or disability or upon a change in control of the Company as defined in the award agreements.

See the section “Executive Compensation” in this proxy statement under the sub-heading “Changes in Executive Compensation” for a discussion of restricted stock awards granted in January 2014, which are not reflected in the table above.

(3)	Information on option awards is as follows:

Mr. Tonne: 2,100 options to purchase common stock at a price of $2.55 per share were awarded to him on December 8, 2011. This award was made prior to Mr. Tonne becoming an NEO. The value of the option award presented is calculated by multiplying the number of options awarded by the estimated fair value of each option (which was estimated to be $1.67, calculated pursuant to the Black-Scholes option valuation formula). The assumptions utilized in the calculation are set forth in note 13 to our consolidated financial statements included in our 2013 Annual Report on Form 10-K.

(4)	Includes board and committee meeting fees for Mr. Dansker of $112,000 in 2011, when he was eligible to receive such fees. The remaining amounts in this column represent matching contributions made by us to each NEO’s account in our 401(k) plan.

STOCK OPTION EXCERCISES, GRANTS AND OUTSTANDING EQUITY AWARDS

Option Exercises and Stock Vested

There were no options exercised in 2013 by any of our NEOs.

The table below sets forth the number of shares acquired and the value realized upon vesting of restricted stock awards during 2013 by each of our NEOs.

Name	Number of Shares Acquired on Vesting (1)	Value Realized On Vesting (2)
Mr. Dansker	75,000	$542,250
Mr. Arvonio	7,500	54,225
Mr. Olsen	37,500	271,125
Mr. Helman	18,750	135,563
Mr. Tonne	3,000	21,690

Totals	141,750	$1,024,853

(1)	These amounts represent previously awarded shares of restricted stock that vested on December 9, 2013.
(2)	Market value was based on the closing market price of our common stock on December 9, 2013 of $7.23 per share.

Grants of Plan-Based Awards

The table below sets forth restricted common stock awards made to our NEOs during 2013.

Name	Grant Date	Number of Shares (1) (2)	Grant Date Market Value (3)
Mr. Dansker	01/24/13	100,000	$450,000
	12/12/13	75,000	540,750
Mr. Arvonio	01/24/13	12,000	54,000
	12/12/13	8,000	57,680
Mr. Olsen	01/24/13	50,000	225,000
	12/12/13	37,500	270,375
Mr. Helman	01/24/13	10,000	45,000
	12/12/13	11,250	81,113
Mr. Tonne	01/24/13	10,000	45,000
	12/12/13	3,750	27,038

Totals		317,500	$1,795,955

(1)	Awards granted on January 24, 2013 vest in two installments, with two thirds vesting on January 24, 2015 and the remainder on January 24, 2016, subject to the NEO’s continued employment with us. The awards are subject to accelerated vesting upon the death or disability of the NEO or upon a change in control of our Company as defined in the award agreement.
(2)	Awards granted on December 12, 2013 vest in five installments, subject to the NEO’s continued employment with us. The awards are subject to accelerated vesting upon the death or disability of the NEO or upon a change in control of our Company as defined in the award agreement. The schedule of vesting is shown in the table below.

		Shares Vesting On
Name	Total Shares	1/2/2014	1/19/2014	1/19/2015	1/24/2015	1/24/2016
Mr. Dansker	75,000	25,000	16,667	8,333	16,667	8,333
Mr. Arvonio	8,000	2,500	1,667	833	2,000	1,000
Mr. Olsen	37,500	12,500	8,333	4,167	8,333	4,167
Mr. Helman	11,250	6,250	1,667	834	1,666	833
Mr. Tonne	3,750	—	833	417	1,667	833

Totals	135,500	46,250	29,167	14,584	30,333	15,166

(3)	Market value was based on the closing market price of our common stock on the grant date of the awards of $4.50 and $7.21 per share on January 24, 2013 and December 12, 2013, respectively.

See the section “Stock Award Forfeitures and Replacement Awards” for a discussion of restricted stock awards that were forfeited by our NEOs during 2013 and replaced with the awards that were granted on December 12, 2013.

Outstanding Equity Awards at Year-End

The following table summarizes information with respect to outstanding equity awards held by our NEOs at December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
		Exercisable	Unexercisable
Mr. Dansker	12/13/07	18,600	—	$17.10	12/13/17	—	$—
	12/11/08	18,600	—	7.50	12/11/18	—	—
	01/19/12	—	—	—	—	75,000	563,250
	01/24/13	—	—	—	—	75,000	563,250
	12/12/13	—	—	—	—	75,000	563,250

Mr. Arvonio	12/13/07	5,670	—	17.10	12/13/17	—	—
	12/11/08	5,700	—	7.50	12/11/18	—	—
	01/19/12	—	—	—	—	7,500	56,325
	01/24/13	—	—	—	—	9,000	67,590
	12/12/13	—	—	—	—	8,000	60,080

Mr. Olsen	12/13/07	12,000	—	17.10	12/13/17	—	—
	12/11/08	12,000	—	7.50	12/11/18	—	—
	01/19/12	—	—	—	—	37,500	281,625
	01/24/13	—	—	—	—	37,500	281,625
	12/12/13	—	—	—	—	37,500	281,625

Mr. Helman	12/13/07	10,770	—	17.10	12/13/17	—	—
	12/11/08	10,770	—	7.50	12/11/18	—	—
	01/19/12	—	—	—	—	7,500	56,325
	01/24/13	—	—	—	—	7,500	56,325
	12/12/13	—	—	—	—	11,250	84,488

Mr. Tonne	12/09/10	1,800	—	3.00	12/09/20	—	—
	12/08/11	1,400	700	2.55	12/08/21	—	—
	01/19/12	—	—	—	—	3,750	28,163
	01/24/13	—	—	—	—	7,500	56,325
	12/12/13	—	—	—	—	3,750	28,162

Totals		97,310	700			403,250	$3,028,408

(1)	Mr. Tonne’s unexcercisable options vest and become exercisable on December 8, 2014.
(2)	The January 2012 stock grants vest 67% on January 19, 2014 and 33% on January 19. 2015.

The January 2013 stock grants vest 67% on January 24, 2015 and 33% on January 24, 2016.

The December 2013 stock grants vest in five installments as denoted under “Grants of Plan-Based Awards.”

(3)	Market value was based on the closing market price of our common stock on December 31, 2013 of $7.51 per share.

Equity Compensation Plans

The following table summarizes information about our equity compensation plans at December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities in column (a)
	(a)	(b)	(c)
Plans approved by stockholders	349,563	$9.05	789,003	(1)
Plans not approved by stockholders	None	None	None

(1)	At January 31, 2014, after taking into consideration incentive awards made on January 23, 2014 to our NEOs and Directors and other activity, the number of securities remaining available for future issuance under our Incentive Plans was 619,003.

EMPLOYMENT AGREEMENTS

We currently do not have employment agreements with Mr. Arvonio, Mr. Olsen, Mr. Helman or Mr. Tonne. Mr. Dansker, our Chairman, has a ten-year employment and supplemental benefits agreement with us that expires on June 30, 2014 unless terminated earlier by him upon 30 days’ prior notice. Pursuant to the agreement, his annual base salary as of July 1, 2013, is $1,127,722 and is subject to annual increases effective July 1st of each year of the term of the agreement based on various criteria, but no less than 6% per year. In addition to his base salary, Mr. Dansker is entitled to receive cash bonuses or incentive compensation as awarded by our Board of Directors. He is also eligible to participate in our employee benefit programs and is entitled to five weeks paid vacation.

Mr. Dansker’s employment agreement also entitles him to an expense account, currently amounting to $1,164 per month, or $13,968 per annum, which increases annually each July 1st in the same proportion as the increase in his base salary for such year. We have agreed with him that such amount is a reasonable estimation of normal recurring expenses (other than travel expenses) likely to be incurred by Mr. Dansker in performing his duties for us and he is not required to account for those expenses. He is also entitled to an unlimited use of a car at our expense, reimbursement of travel expenses incurred by him in the performance of duties for us or our subsidiary or affiliated entities, including travel in connection with attendance at conventions, trade associations and similar meetings.

Mr. Dansker’s employment agreement also requires that we provide him with an office at our offices in New York City, which he can use in connection with his duties as our Chairman and for any other purposes as he may determine at no cost to him. Upon the expiration of the agreement, we are obligated to continue to provide Mr. Dansker with an office for a period of two years at our cost. If we cease to maintain our offices in Midtown Manhattan, City of New York, then Mr. Dansker will be entitled to an amount from us, as reasonably determined by him, reflecting the cost of an office and secretarial services in New York City. Mr. Dansker will also be entitled to an unlimited use of a car at our expense for a period of two years following the expiration of the agreement.

Mr. Dansker’s employment agreement also contains certain other provisions, including disability and death benefits and indemnification. In the event of Mr. Dansker’s disability, as defined in the agreement, or death, we will pay to Mr. Dansker’s wife or his estate, as applicable, a specified amount over a period equal to the greater of (i) three years, and (ii) the number of months remaining in the stated term of the agreement. The specified amount is equal to a percentage, 50% in the case of disability and 25% in the case of death, of Mr. Dansker’s monthly base salary had the agreement continued in force and effect.

This amount (or the balance of any remaining amount if monthly payments have previously commenced due to disability) will, in the case of death, be paid to Mr. Dansker’s estate in a lump sum and will, for these purposes, be calculated on the basis of annual base salary increases at the rate of 6%. Subject to certain exceptions, we have agreed to indemnify Mr. Dansker to the fullest extent permitted by law against all losses, claims, damages or liabilities, including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As per his employment agreement, our Chairman is entitled to certain benefits upon termination of his employment and/or his disability or death. The maximum potential payments that would have been payable to him as of December 31, 2013, upon designated situations outlined in his employment agreement, have been estimated and set forth in the table below.

We currently have no formal policy, plan or arrangement for payments to our remaining NEOs in connection with their termination of employment. However, we may in the future provide on a discretionary basis for similar payments depending on various factors we then consider relevant and if we believe it is in our Company’s best interests to do so.

Under the terms of our Incentive Plans, unless otherwise stated in a specific award agreement, upon the occurrence of a change of control of our Company (as that term is defined in the Incentive Plans) or if the NEO’s employment terminates because of death or disability, all outstanding unvested stock options and stock apperception rights then held by the NEO will become fully exercisable and all unvested restricted stock awards shall also be fully earned and vested. The intrinsic value of these awards as of December 31, 2013 is shown in the table below.

Our NEOs are also entitled to receive benefits generally available to all of our employees upon termination of employment, such as distributions of their vested Company-matching contributions from our 401(k) Plan and payment of earned and unused vacation time, and in the case of death, life insurance benefits (up to a maximum of $150,000) from a third-party insurance provider, the amounts of which are not shown in the table below.

The amounts shown in the following table assume that our NEOs terminated employment with us effective December 31, 2013 as per the scenarios denoted in the table.

Name	Termination Scenario	Total Value	Severance/Benefits Payable		Value of Incentive Plans
					Stock Options (1)	Restricted Stock (2)
Mr. Dansker	Voluntary/For Cause	$1,450,000	$1,450,000	(3)	$—	$—
	Disability	3,542,936	1,853,000		186	1,689,750
	Retirement	—	—		—	—
	Death	2,615,936	926,000		186	1,689,750
	Not For Cause	2,138,605	1,450,000	(3)	186	688,419
	Change in Control	3,139,936	1,450,000	(3,4)	186	1,689,750

Mr. Arvonio	Disability/Death/Change in Control	184,052	—		57	183,995

Mr. Olsen	Disability/Death/Change in Control	844,995	—		120	844,875

Mr. Helman	Disability/Death/Change in Control	197,246	—		108	197,138

Mr. Tonne	Disability/Death/Change in Control	131,185	—		18,534	112,651

(1)	All stock options held by our NEOs are detailed in the section “Outstanding Equity Awards at Year-End”. The amounts in this column reflect the intrinsic value, if any, of those options based on the closing price of our common stock on December 31, 2013 of $7.51 per share. The table excludes the intrinsic value, if any, of unvested cash-settled stock appreciation rights (SARs) granted on January 23, 2014 to each of the NEOs as follows: Mr. Dansker: 27,600 shares; Mr. Arvonio: 12,600 shares; Mr. Olsen: 17,600 shares; Mr. Helman: 12,600 shares; and Mr. Tonne: 7,600 shares. These SARs have an exercise price of $7.65 per share.
(2)	All unvested restricted stock awards held by our NEOs are detailed in the section “Outstanding Equity Awards at Year-End”. The amounts in this column reflect the intrinsic value of these awards as of December 31, 2013 (which awards would automatically vest per the termination scenario) based on the closing price of our common stock on December 31, 2013 of $7.51 per share. The table excludes the intrinsic value of unvested restricted stock awards granted on January 23, 2014 in the amount of 2,400 shares of common stock to each NEO.
(3)	Represents required payments through the remaining term of Mr. Dansker’s employment agreement, which is scheduled to expire on June 30, 2014.
(4)	Assumes Mr. Dansker’s employment was terminated, other than for death or disability, in connection with such change in control.

INDEPENDENT PUBLIC ACCOUNTANTS

Proposal Three: RATIFICATION OF APPOINTMENT OF AUDITOR.

The Audit Committee of our Board of Directors has appointed the firm of Hacker, Johnson & Smith, P.A., P.C. (“Hacker Johnson”) an independent registered public accounting firm, to serve as independent auditor for us and our subsidiary for the year ending December 31, 2014. Such firm has served in this capacity for as long as we have been a public company. In making its determination to appoint Hacker Johnson as independent auditor, the Audit Committee considered and determined that the provision of non-audit services as described below is compatible with maintaining Hacker Johnson’s independence to us. In fulfilling its oversight responsibility of reviewing the services performed by the independent auditor, the Audit Committee carefully reviewed the policies and procedures for the engagement of the independent auditor. The Audit Committee also discussed with the independent auditor the overall scope and plans for the audit, the results of its audit and total fees paid by us and our subsidiary to the independent auditor.

Hacker Johnson has advised us that neither the firm nor any of its associates has any relationship with us or our subsidiary other than the usual relationship that exists between independent public accountants and clients. Representatives from Hacker Johnson are not expected to be present at the Annual Meeting and therefore our independent auditor will not have the opportunity to make a statement or be available to respond to questions at the Annual Meeting.

While we are not required to do so, we are submitting the selection of Hacker Johnson to serve as our independent auditor for the year ending December 31, 2014 for ratification in order to ascertain the views of our stockholders on this appointment. If this selection is not ratified, the Audit Committee will reconsider its appointment and make such determination as it believes to be in our and our stockholders’ best interest.

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of Hacker Johnson to serve as our independent auditor for 2014.

Other Matters

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by our independent auditor and the estimated fees for these services. In order to furnish to us the services described below by our independent auditor, 100% of time expended by them involved work performed by persons who were the independent auditor’s full-time, permanent employees.

Auditor Fees and Services

The following table summarizes fees billed for services rendered by our independent auditor during the past two years.

Type of Fees	2013	2012
Audit fees (1)	$171,500	$168,500
Tax fees (2)	14,000	18,500

Totals	$185,500	$187,000

(1)	Consist of fees for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, including audit work related to reporting on our internal controls, and for the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q.
(2)	Consist of fees for the preparation of our annual income tax returns and additional work associated with income tax audits.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of such forms and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied for 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have written procedures for reviewing transactions between us or our subsidiary and our directors, executive officers, their immediate family members and entities with which they have a position or relationship. These procedures require Audit Committee approval of such transactions and are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest. The guidelines require that such transactions be on terms comparable to those that could be obtained in an arms’ length dealing with an unrelated party. We have provided below a discussion of our related party transactions.

INB has in the past and may in the future enter into various loan and other banking transactions in the ordinary course of business with our directors and executive officers (or associates of such persons). All such transactions: (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features. There were no loans outstanding or made to any of our directors or executive officers (or associates of such persons) during the year ended December 31, 2013.

Our directors and entities affiliated with certain of our directors have in the past and may in the future participate in mortgage loans originated by INB. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with such subsidiary. There were no such transactions outstanding or made during the year ended December 31, 2013.

INB has deposit accounts aggregating to approximately $3.7 million at December 31, 2013 from our directors, executive officers and members of their immediate families and related business interests, all of which are on the same terms as those made available to unrelated parties.

With respect to transactions with our non-employee directors, Mr. Willett is a member of Harris Beach PLLC, a law firm that provides legal services to us and INB. We paid a total of $149,000 to this firm in 2013. Mr. Wood is President of Marketing Capital Corporation, a marketing firm that provides internet marketing services to us. We paid a total of $18,000 to this firm in 2013. Mr. Wayne F. Holly is the Chairman and President of Sage Rutty & Company, Inc., a broker/dealer that INB periodically uses to purchase investment securities for INB’s portfolio. There were no such transactions with Sage Rutty in 2013. We believe the fees paid for the above services rendered are comparable to those that would have been charged by unrelated parties for similar services. In each case, the fees paid represented less than 1% of the recipient’s gross revenues for 2013 (the threshold for director independence under Nasdaq Rule 5605).

INB from time to time hires independent real estate brokerage companies in connection with proposed sales of loans owned by INB and/or properties which INB owns through foreclosure. In addition, as part of its normal lending activities, INB receives solicitations from numerous brokerage firms for real estate loans. In connection with these activities, Mrs. Barbara Dansker, the spouse of our Chairman, and Mr. Andrew Dansker, the son of our Chairman, in their capacities as agents of Marcus & Millichap, a leading national real estate brokerage company, from time to time act as a selling broker on behalf of INB and/or as a mortgage broker on behalf of borrowers seeking real estate loans from INB. All of the independent mortgage brokers INB uses are paid a fee directly by the borrower upon the funding of the loan and are not paid by INB. We believe that all of our transactions with Marcus & Millichap are made on substantially the same terms, including commissions and interest rates and required collateral on new loans, as those prevailing at the time for comparable transactions with unrelated persons or entities. Loans originated by INB during 2013 for which the firm of Marcus & Millichap or its affiliate, Mark One Capital, acted as the mortgage broker totaled approximately $50 million, representing approximately 5% of the total originations completed by that firm in 2013. We estimate that firm of Marcus & Millichap and its affiliate received in 2013 a total of approximately $0.5 million in customary placement fees associated with these loans. INB also paid direct sales commissions of $0.1 million to Marcus & Millichap in connection with selling activities for foreclosed properties during 2013.

From time to time, certain relatives of our executive officers and directors may perform clerical or similar services for us or INB on a part-time basis. The aggregate compensation paid to such individuals has never been material.

Except for the transactions described above and outside of normal customer relationships, none of our directors, officers or principal stockholders and no corporations or firms for which such persons or entities are associated, currently maintain or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with us or our subsidiary other than such as arises by virtue of such position with us or ownership interest in us.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in the proxy materials relating to our 2015 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and proposals must be received by us no later than December 16, 2014. Such proposals should be delivered to the Secretary, Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400), New York, New York 10020.

Stockholder Nominations for Election of Directors

Stockholder nominations to our Board of Directors are governed by the procedures for director nominations described under the caption “Corporate Governance” in this proxy statement.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Our by-laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at our 2015 Annual Meeting, must be delivered to or received by our Secretary not less than 90 nor more than 120 days in advance of the date of our proxy statement in connection with the immediately preceding annual meeting of stockholders. To be timely for the 2015 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary on or after December 16, 2014 and prior to January 16, 2015. A stockholder’s notice to the Secretary must set forth, as to each matter the stockholder proposes to bring before the 2015 Annual Meeting, the information required by our bylaws. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline, and in certain other cases notwithstanding the stockholder’s compliance with this deadline.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any business to be brought before the meeting other than the matters described in this Proxy Statement. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in such manner as may be determined by a majority of our Board of Directors or its Executive Committee.

By Order of the Board of Directors,

/s/ Stephen A. Helman
Stephen A. Helman, Secretary

Dated: April 1, 2014

Copies of our 2013 Annual Report on Form 10-K as filed with the Securities and Exchange Commission are included in this mailing to our stockholders. Additional copies may be obtained without charge to beneficial owners of our common stock by written request directed to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020. Telephone inquiries should be directed to (212) 218-2800. In addition, our 2013 Annual Report on Form 10-K (with exhibits) is available on the Securities and Exchange Commission’s website (www.sec.gov) and at our website (www.intervestbancsharescorporation.com).

PROXY

INTERVEST BANCSHARES CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders on Thursday, May 22, 2014

The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints Lowell S. Dansker and Stephen A. Helman, or either of them, proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of INTERVEST BANCSHARES CORPORATION (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 22, 2014 at 8:30 A.M. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, as hereinafter specified with respect to the following proposals, more fully described in the Notice of and Proxy Statement for the Annual Meeting, receipt of which is hereby acknowledged.

The Board of Directors recommends a vote FOR the election of the ten nominees for director, FOR the approval of our executive compensation as disclosed in the proxy statement and FOR the ratification of the appointment of our independent auditor for 2014.

PLEASE MARK VOTES AS IN THIS EXAMPLE ☒

1.	Election of Ten Directors;

Nominees:
(1) Michael A. Callen	(2) C. Wayne Crowell
(3) Lowell S. Dansker	(4) Paul R. DeRosa
(5) Stephen A. Helman	(6) Wayne F. Holly
(7) Susan Roth Katzke	(8) Lawton Swan, III
(9) Thomas E. Willett	(10) Wesley T. Wood

FOR	WITHHELD	FOR	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and print the name(s) on the lines below.
all nominees	for all nominees	ALL
listed above	listed above	EXCEPT

☐	☐	☐

2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement;	For ☐	Against ☐	Abstain ☐

3.	To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent auditor for 2014.	For ☐	Against ☐	Abstain ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS ONE, TWO AND THREE, UNLESS A CONTRARY CHOICE IS SPECIFIED.

In addition, this proxy will be voted at the discretion of the proxy holder(s) in accordance with their best judgment upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

Signature	Date	Signature	Date

Important: Please date and sign your name as addressed. When signing as executor, administrator, trustee, guardian, etc., please give full title as such.

If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.